Press Release

Exhibit 99.1

Media Contact: Kris Charles
Media.Hotline@Kellogg.com
(269) 961-3799

Analyst Contact: John Renwick, CFA
(269) 961-9050

STEVEN A. CAHILLANE NAMED KELLOGG COMPANY CEO AS JOHN A. BRYANT RETIRES

•	Transition Effective Oct. 2, 2017

•	Bryant to Continue as Executive Chairman until March 15, 2018

•	Company Reaffirms 2017 Financial Guidance

BATTLE CREEK, Mich., Sept. 28, 2017 - Kellogg Company (NYSE: K) today announced that its Board of Directors has unanimously elected Steven A. Cahillane as Chief Executive Officer of the global cereal and snack company effective Oct. 2, 2017, as current CEO John A. Bryant has decided to retire. Cahillane most recently served as President and CEO of The Nature's Bounty Co., a leading health and wellness business.
Cahillane will also join the company’s Board of Directors, effective Oct. 2, 2017. Bryant will continue as Executive Chairman of the Board until March 15, 2018, at which time Cahillane will assume the role of Chairman and CEO.
“It has been my pleasure to serve as the CEO of Kellogg Company over the past seven years,” Bryant said. “I am even more confident in the future of our company today than at any other time in my 20 years with Kellogg. I’ve decided that the time is right to hand over the reins to a new leader who can continue the transformation of this great company.
“Today, it’s my pleasure on behalf of the Kellogg Board to welcome Steve,” Bryant continued. “He is a proven leader with an exceptional track record of creating shareholder value. Steve has a tremendous history of success as the CEO of Nature’s Bounty, a health and wellness company, as well as in senior leadership roles around the world at blue-chip consumer packaged goods companies including Coca-Cola and AB lnBev.”
Bryant added, “I am confident that the strength of Steve’s leadership, combined with the drive and talent of our management team and the passion of our incredible employees, will enable Kellogg to realize our vision and purpose while achieving our long-term growth goals.”
Cahillane has been President and CEO of Nature’s Bounty, the largest global pure-play manufacturer, marketer and specialty retailer of health and wellness products, since 2014. In this role, he successfully aligned the company with key health and wellness trends, established a thriving e-commerce division and created significant shareholder value.

Prior to this, Cahillane spent seven years with The Coca-Cola Co., most recently serving as President of Coca-Cola Americas, the global beverage maker’s largest business with $25 billion in sales. Under his leadership, Coca-Cola Americas’ performance improved significantly as the business achieved record revenues and delivered consistent market share gains. Other roles there included President and CEO of the Coca-Cola Refreshments business, President of Coca-Cola Enterprises in North America and President of Coca-Cola Enterprises in Europe.
Cahillane previously spent eight years with AB lnBev, the world’s largest brewing company, in various senior leadership roles including Chief Commercial Officer, in which he led commercial strategy, global marketing, sponsorships, innovation and research following the 2004 merger of lnterbrew and AmBev. His tenure with the company also included serving as CEO for the company’s lnterbrew U.K. and Labatt USA subsidiaries.
“Steve clearly has had a distinguished career leading successful CPG businesses throughout the world, including his terrific work recasting Nature’s Bounty as a consumer-facing health and wellness company,” said Donald Knauss, Lead Director, Kellogg Company Board of Directors. “With his breadth of experience, he truly understands the global marketplace in which we are operating as well as the consumer and retailer trends that will serve as potent sources of growth for Kellogg going forward. Further, Steve possesses strong strategic thinking ability, understands the levers that drive business performance and has demonstrated an ability to build and inspire outstanding teams. Steve is the right person to energize our teams and bring new thinking to our company as we seek to achieve our long-term growth objectives.”
Knauss added that the Board is grateful for Bryant’s leadership and Kellogg is a stronger company today because of him.
“As a Board, we want to express our thanks to John for everything he has contributed to our company over the course of his Kellogg career,” continued Knauss. “This not only includes John’s accomplishments as CEO, such as continuing to transform Kellogg into a global snacks leader and significantly expanding our emerging markets business, but also as CFO and in other prior roles. Every step of the way, John has displayed exceptional leadership and an unquestionable commitment to Kellogg’s success. This, as well as his devotion to our Kellogg values, anchored in integrity, has enabled John to build a world-class team of leaders dedicated to realizing this company’s full potential.”
Cahillane, 52, earned an MBA from Harvard Business School and a bachelor’s degree in political science from Northwestern University. He currently serves on the Board of Directors of Children's Healthcare of Atlanta and on the Board of the Purpose Built Communities Foundation. Cahillane is also a member of the Board of Trustees of Northwestern University.
“Kellogg is an incredible company with a rich legacy and iconic brands that are beloved around the world,” Cahillane said. “It will be my privilege and honor to work with such a talented group of employees as we pursue the tremendous growth opportunities before us.”

Kellogg Company Reaffirms 2017 Guidance
The Company also reaffirmed its full-year 2017 guidance for currency-neutral comparable Net Sales, Operating Profit, Earnings Per Share, and Cash Flow. The Company confirmed that its transition out of Direct Store Delivery remains on track, and that its underlying sales trends are improving sequentially in Q3, as previously forecast. Meanwhile, its comparable-basis profit margins continue to improve, on the strength of its Project K and Zero-Based Budgeting initiatives.
About Kellogg Company
At Kellogg Company (NYSE: K), we strive to make foods people love. This includes our beloved brands -Kellogg's®, Keebler®, Special K®, Pringles®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Cheez-It®, Eggo®, Mini-Wheats® and more - that nourish families so they can flourish and thrive. With 2016 sales of $13 billion and more than 1,600 foods, Kellogg is the world's leading cereal company; second largest producer of crackers and savory snacks; and a leading North American frozen foods company. And we're a company with a heart and soul, committing to help create 3 billion Better Days by 2025 through our Breakfasts for Better Days global purpose platform. To learn more, visit www.KelloggCompany.com or www.OpenforBreakfast.com and follow us on Twitter @KelloggCompany, YouTube and on our Social K corporate blog.

Forward-Looking Statements Disclosure
The “forward-looking statements” contained herein inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in those statements, including projections concerning the company’s sales, operating profit, earnings, cash flow, and the other factors discussed in the risk factors section of Kellogg Company’s most recent annual report on Form 10-K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made.  The Company undertakes no obligation to update them publicly.
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